EXHIBIT 10.1

TRANS WORLD ENTERTAINMENT CORPORATION
RESTRICTED SHARE UNIT AGREEMENT

     THIS AGREEMENT, dated as of __________, 2008, between Trans World Entertainment Corporation (the “Company”), a New York corporation, and _______________ (the “Employee”).

     WHEREAS, the Employee has been granted the following award under the Company’s 2005 Long Term Incentive and Share Award Plan (the “Plan”);

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

     1.     Award. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee has been awarded______________ Restricted Share Units (the “Restricted Share Units”), subject to the terms and conditions of the Plan and those herein set forth. The Restricted Share Units were granted on __________, 2008 (the “Date of Grant”). Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

     2.     Terms and Conditions. It is understood and agreed that the award of Restricted Share Units evidenced hereby is subject to the following terms and conditions:

          (a)     Vesting. Subject to Section 2(b) below and the other terms and conditions of this Agreement, the Restricted Share Units shall become vested in two (2) equal installments, fifty percent (50%) on the second anniversary of the Date of Grant and fifty percent (50%) on the third anniversary of the Date of Grant; provided, however that the Restricted Share Units, if they have not previously been forfeited pursuant to Section 2(b) below, shall become immediately vested in full upon (i) a Change of Control (as defined in the Plan) of the Company, or (ii) the Termination of Service of the Employee due to his or her death or Disability. For purposes of this Agreement, a Termination of Service shall be due to “Disability” of the Employee if upon such Termination of Service the Employee qualifies for long-term disability benefits under the Company’s Long-Term Disability Plan. Unless otherwise provided by the Committee, all amounts receivable in connection with any adjustments to the Shares under Section 4(c) of the Plan shall be subject to the vesting schedule in this Section 2(a).

          (b)     Termination of Service; Forfeiture of Unvested Award. In the event of Termination of Service of the Employee prior to the date the Restricted Share Units otherwise become vested, the unvested portion of the Restricted Share Units shall immediately be forfeited by the Employee.

          (c)     Distribution of Value of Shares. On the dates the Restricted Share Units become vested as provided in Section 2(a) above, the Company shall distribute to the Employee an amount of cash equal to the Fair Market Value of the number of Shares corresponding to the number of Restricted Share Units then held by the Employee that become vested on such dates.

          (d)     Rights and Restrictions. The Restricted Share Units shall not be transferable, other than pursuant to will or the laws of descent and distribution. The Employee shall not at any time have any rights or privileges of a shareholder as to the Shares subject to the Restricted Share Units. Specifically, the Employee shall not have the right to receive dividends or the right to vote such Shares at any time.

          (e)     No Right to Continued Employment. This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment at any time.

          (f)     Dividend Equivalents. As of each date on which a cash dividend is paid on Shares, the number of Restricted Share Units subject to this Award shall be increased by that number of Restricted Share Units (including fractional units) determined by (i): multiplying the amount of such dividend (per Share) by the number of unpaid Restricted Share Units subject to this Award immediately before the payment of the dividend; and (ii) dividing the total so determined by the Fair Market Value of a Share on the date of payment of such cash dividend. Such additional Restricted Share Units shall have the same terms and conditions, including, without limitation, vesting and distribution terms and conditions, as the Restricted Share Units in respect of which they were awarded.

     3.     Withholding. No later than the date of vesting of the Restricted Share Units granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, local or foreign taxes of any kind required by law to be withheld at such time with respect to such Restricted Share Units and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state, local and foreign taxes of any kind required by law to be withheld at such time.

     4.     References. References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

     5.     Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Trans World Entertainment Corporation
38 Corporate Circle
Albany, NY 12203

Attn.: Chief Financial Officer

If to the Employee:

At the Employee’s most recent address shown on the Company’s corporate records, or at any other address which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

     6.     Acknowledgement. The Employee, by execution of this Agreement, acknowledges receipt of the Restricted Share Units granted on the date shown above, as well as a copy of the Plan and the Plan Prospectus.

     7.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws.

     8.     Section 409A. It is intended that this Agreement will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, and the Agreement shall be interpreted on a basis consistent with such intent. The Agreement may be amended in any respect deemed necessary by the Board in order to preserve compliance with Section 409A of the Code.

     9. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TRANS WORLD ENTERTAINMENT
CORPORATION

By:

Employee